Exhibit 10.1

The St. Joe Company
Board of Directors
Compensation Program for
Non-Employee Directors

Compensation Components
Board Member Retainer	$75,000 annual cash retainer
Board Member Annual Equity Grant
$50,000 annual equity grant in the form of shares of restricted stock (provided that the company will not issue fractional shares and will grant the number of whole shares of common stock calculated to equal the grant value as closely as possible), which shares vest on the date of the company’s next annual meeting and are subject to forfeiture upon termination of service on the Board prior to that annual meeting; each director may elect to receive their annual equity grant in cash in lieu of stock

Chairman Retainer	$25,000 for Chairman of the Board
Committee Chair Retainers	$25,000 for Audit; $25,000 for Comp, $25,000 for Governance and Nominating and $50,000 for Executive
Miscellaneous
We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program
We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

Waiver of Compensation	We understand that Bruce R. Berkowitz, who serves as Chairman of our Board of Directors, has determined to waive his rights to receive any compensation for service on the Board in 2017.